Exhibit 21.1

SUBSIDIARIES OF SPINNAKER EXPLORATION COMPANY

Spinnaker Exploration Company, L.L.C.

WP Spinnaker Holdings, Inc.

Spinnaker FR Spar Co., L.L.C.

Spinnaker Exploration 256 Limited

Spinnaker Nigeria 242 Limited

Spinnaker Exploration (BVI) 256 Limited

Spinnaker (BVI) 242 Limited

Spinnaker Exploration Holdings (BVI) 256 Limited

Spinnaker Holdings (BVI) 242 Limited